EXHIBIT 99


PRESS RELEASE                               FOR FURTHER   C. DEE HARKEY
                                            INFORMATION:  SECRETARY & PRINCIPAL
JANUARY 27, 2000                                          ACCOUNTING OFFICER
                                                          FVNB CORP.
FOR IMMEDIATE RELEASE                                     (361) 572-6530
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                   FVNB CORP. APPROVES DEFINITIVE AGREEMENT TO
                       ACQUIRE MID-COAST SAVINGS BANK, SSB


VICTORIA, TEXAS - The Board of Directors of FVNB Corp. (NASDAQ: FVNB) approved a definitive agreement to acquire Mid-Coast Savings Bank, SSB. The definitive agreement was entered into on January 27, 2000. The transaction is subject to regulatory approval and is expected to be finalized at the end of the first quarter 2000. Upon completion of the transaction, the acquired bank will merge with First Victoria National Bank, a subsidiary bank of FVNB Corp., and the two Mid-Coast Savings locations in Edna and Ganado will operate as branches of First Victoria National Bank. Staff members of the acquired bank will be offered the opportunity to continue employment with First Victoria National Bank.

Established in 1867, First Victoria National Bank is a leading bank in South Texas with existing financial relationships in the Edna and Ganado area. According to David M. Gaddis, President and Chief Executive Officer of FVNB Corp., the acquisition will enable First Victoria National Bank to better serve its existing customers in Edna and Ganado as well as position the Bank to grow its market share within Jackson County and the surrounding area. Gaddis added, "Mid-Coast Savings Bank has an excellent reputation for delivering a high level of personal service and First Victoria National Bank plans to continue that tradition. Additionally, First Victoria National Bank will offer trust and investment management services, check card services, and account access via telephone and through internet banking."

"I anticipate our customers will experience a smooth transition into First Victoria National Bank operations," says B. David Rose, Chairman of the Board of Mid-Coast Savings Bank. "FVNB not only has a multitude of services available, but also maintains a philosophy of providing quality customer service similar to our own."

FVNB Corp. is a multi-bank holding company whose principal operating subsidiaries are First Victoria National Bank with locations in Victoria, Port Lavaca, and Taft, Texas, and Citizens Bank of Texas N. A., with locations in New Waverly, The Woodlands, and Huntsville, Texas. As of December 31, 1999, total consolidated assets of the Company were approximately $655 million and consolidated equity capital was approximately $60 million.

["Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts contain forward looking information with respect to plans, projections or future performance of the Company, the occurrence of which involve certain risks and uncertainties detailed in the Company's filings with the Securities Exchange Commission.] Subsidiary Banks, Member FDIC



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